Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Hologic, Inc.’s Amended and Restated 2008 Equity Incentive Plan of our reports dated November 28, 2012, except for Note 19, as to which the date is January 28, 2013 with respect to the consolidated financial statements of Hologic, Inc. for the year ended September 29, 2012 included in the Current Report on Form 8-K, dated January 28, 2013 and the effectiveness of internal control over financial reporting of Hologic, Inc. as of September 29, 2012 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 9, 2013